Exhibit 10.5

EXECUTION COPY

FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

The FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (the “Fifth Amendment”), dated as of April 19, 2012, is made by and among Salus Capital Partners, LLC (as assignee of Wells Fargo Bank, N.A.), in its capacity as agent (in such capacity, “Agent”) acting for and on behalf of itself and the lenders from time to time party to the Loan Agreement referred to below (capitalized terms used in this Fifth Amendment without definition have the respective meanings ascribed to such terms in the Loan Agreement) (collectively with Agent, the “Lenders”), the Lenders, and RoomStore Inc., a Virginia corporation, a debtor and debtor-in-possession (“Borrower” or “Debtor” and collectively with Agent and Lenders, the “Parties”).

W I T N E S S E T H:

WHEREAS, on the Petition Date, Borrower commenced its chapter 11 bankruptcy case (the “Chapter 11 Case”) in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”), and Borrower retained possession of its assets and is authorized under title 11 of chapter 11 of the United States Code (the “Bankruptcy Code”) to continue the operation of its businesses as a debtor-in-possession; and

WHEREAS, prior to the commencement of the Chapter 11 Case, Wells Fargo Bank, N.A., as successor by merger to Wells Fargo Retail Finance, LLC (“Wells Fargo”), made loans and advances and provided other financial or credit accommodations to Borrower secured by substantially all assets and properties of Borrower, pursuant to the terms of that certain Loan and Security Agreement dated as of May 27, 2010, by and among the Borrower, Wells Fargo, as Agent and Lender, and the other Lenders party thereto (as amended and in effect, the “Loan Agreement”) and the other Pre-Petition Loan Documents; and

WHEREAS, the Bankruptcy Court entered the Interim Order (A) Authorizing Debtor to Obtain Interim Post-Petition Financing and Grant Security Interests and Superpriority Administrative Expense Status Pursuant to 11 U.S.C. §§ 105 and 364(c); (B) Authorizing the Use of Cash Collateral; (C) Modifying the Automatic Stay Pursuant to 11 U.S.C. § 362; (D) Authorizing Debtor to Enter Into Agreements With Wells Fargo Bank, N.A., in Its Capacity as Agent; and (E) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001 (the “Interim Financing Order”) [Docket No. 53], pursuant to which Wells Fargo made post-petition loans and advances and provided other financial accommodations to Borrower, which advances and other financial accommodations were secured by substantially all the assets and properties of Borrower as set forth in the Interim Financing Order; and

WHEREAS, in connection with the Interim Financing Order, Borrower entered into the Ratification Agreement, which modified certain terms and provisions of the Pre-Petition Loan Documents; and

WHEREAS, the Bankruptcy Court entered the Final Order (A) Authorizing Debtor to Obtain Interim Post-Petition Financing and Grant Security Interests and Superpriority Administrative Expense Status Pursuant to 11 U.S.C. §§ 105 and 364(c); (B) Authorizing the Use of Cash Collateral; (C) Modifying the Automatic Stay Pursuant to 11 U.S.C. § 362; and (D)

Authorizing Debtor To Enter Into Agreements With Wells Fargo Bank, N.A., in Its Capacity as Agent (the “Final Financing Order”) [Docket No. 222] on January 5, 2012, as affirmed and modified by the First Supplemental Order and, as and to the extent entered by the Bankruptcy Court, the Second Supplemental Order; and

WHEREAS, Wells Fargo, as both agent and lender, has assigned to Salus Capital Partners, LLC all of its right, title, and interest in, to, and under the Loan Documents, such that Salus Capital Partners, LLC is the sole Lender and the Agent under the Loan Documents and the Pre-Petition Loan Documents and, in connection therewith, Borrower, Agent and Lenders entered into that certain Third Amendment to Loan and Security Agreement and First Amendment to Ratification Agreement dated as of February 6, 2012, approved by the Bankruptcy Court on February 8, 2012 pursuant to the Order (I) Authorizing Debtor to Enter Into Amendment Agreement With Salus Capital Partners, LLC and (II) Supplementing Final Financing Order (the “First Supplemental Order”) [Doc. No. 339]; and

WHEREAS, Borrower, Agent and Lenders entered into that certain Fourth Amendment to Loan and Security Agreement dated as of April 11, 2012 (the “Fourth Amendment”), and on April 17, 2012, the Debtor, with the consent of the Official Committee of Unsecured Creditors appointed in the Bankruptcy Case and the Office of the United States Trustee, tendered to the Bankruptcy Court for approval a proposed agreed order approving the Fourth Amendment (the “Second Supplemental Order” and, together with the Interim Financing Order, the Final Financing Order, the First Supplemental Order, the Third Supplemental Order referred to below, and any other order of the Bankruptcy Court relative to the DIP Loan Agreement, collectively referred to as the “Financing Orders”), which Second Supplemental Order is anticipated to become effective on or about the effective date of this Fifth Amendment; and

WHEREAS, the Existing Defaults have occurred and continue to exist; and

WHEREAS, Borrower, Agent and Lenders desire to further amend certain provisions of the Loan Documents in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, Agent and Lenders mutually covenant, warrant and agree as follows:

1. AMENDMENTS AND AGREEMENTS.

1.1 Additional Definitions. As used herein, the following terms shall have the respective meanings given to them below, and the Loan Agreement and the other Loan Documents shall be deemed and are hereby amended to include, in addition and not in limitation, each of the following definitions:

(a) “Third Supplemental Order”: An order of the Bankruptcy Court (i) approving the terms, conditions, and amendments to the Loan Documents set forth in the Fifth Amendment, (ii) authorizing the Parties to enter into the Fifth Amendment, and (iii) supplementing and/or modifying the Final Financing Order, First Supplemental Order, and Second Supplemental Order.

(b) “Fifth Amendment”: The Fifth Amendment to Loan and Security Agreement dated as of April 19, 2012, by and among the Agent, the Lenders and the Borrower.

(c) “Fifth Amendment Effective Date”: The date on which the Bankruptcy Court shall have entered the Third Supplemental Order and all of the conditions precedent to effectiveness of this Fifth Amendment set forth in Section 3 hereof shall have been satisfied.

(d) “Liquidity”: As of any date of determination, the sum of (i) Borrower’s Availability, plus (ii) Borrower’s unapplied cash then held by Lender, plus (iii) Borrower’s cash on hand, plus (iv) any new Availability Reserves imposed by the Lender or increases to existing Availability Reserves, in each case from and after the Fifth Amendment Effective Date.

1.2 Amendments to Definitions.

(a) Base Margin. The definition of “Base Margin” in the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Base Margin”: Three and one-half percent (3.5%).

(b) Material Budget Deviation. The definition of “Material Budget Deviation” in the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Material Budget Deviation” shall mean, with respect to any Test Period, if (i) the inventory receipts of Borrower during such Test Period are less than eighty percent (80%) of the projected inventory receipts during such Test Period as reflected in the Budget, or (ii) aggregate cash disbursements by Borrower during such Test Period exceed one hundred ten percent (110%) of the projected aggregate disbursements during such Test Period as reflected in the Budget.

1.3 Store Sale Milestones. Section 5.3 (Reorganization/Emergence Process) of the Third Amendment is hereby deleted in its entirety and replaced with the following:

“5.3 Store Sale Milestones. If (1) the Borrower has not, on or before June 15, 2012, either (i) repaid the Liabilities in full or (ii) filed with the Bankruptcy Court a plan of liquidation or reorganization and related disclosure statement acceptable to the Lender and that provides for the repayment of the Liabilities in full, together with (in the case of a plan of reorganization) firm, binding commitments for (x) equity investment in the reorganized Debtor of not less $5,000,000 and (y) exit financing (in each case, in form and substance, issued by parties, and subject to limited conditions, reasonably acceptable to the Lender), and scheduled a hearing with the Bankruptcy Court for approval of the same for no later than August 1, 2012, or (2) an Event of Default occurs by reason of a violation of Section 5.13 (Minimum Liquidity) or Section 5.14 (Minimum Sales) of the Loan Agreement, or upon the occurrence of a Material Budget Deviation (any such event, a “Store Sale Trigger Event”), then the following sale and case milestones will be required (failure to achieve any such milestone constituting an Event of Default):

A. As used herein, the sale and case milestones set forth below in this paragraph A are referred to as the “Store Sale Milestones”:

(i) upon the earlier of (x) the occurrence of a Store Sale Trigger Event, or (y) June 15, 20121 (such earliest date being referred to herein as the “Store Sale Process Commencement Date”), the Borrower shall commence a process of marketing for sale to potential financial and strategic purchasers, as well as nationally known retail liquidation firms, the Borrower’s retail store assets, including all retail inventory, store leases, lease disposition rights, and related furniture, fixtures and equipment (collectively, the “Store Assets”), such sales to be conducted for the Store Assets as a whole or in component parts (collectively, the “Store Sales”), employing one or more investment bankers, brokers or other sales professionals acceptable to the Lender;

(ii) not later than two (2) Business Days following the Store Sale Process Commencement Date, the Borrower shall file a bidding procedures motion contemplating the Store Sales (including the potential conduct of going out of business or store closing sales), seeking approval of appropriate bidding and auction procedures, including approval by the Bankruptcy Court of Borrower’s provision of customary break up fees and bidding protections to stalking horse bidders, in form and substance acceptable to the Lender;

(iii) not later than fourteen (14) days following the Store Sale Process Commencement Date, the Borrower shall have entered into one or more asset purchase, agency, lease designation rights, purchase and sale or other appropriate agreements (each, a “Stalking Horse Agreement”) with stalking horse bidder(s) for all or substantially all of the Store Assets, each such stalking horse bidder to be a credit worthy party reasonably acceptable to Lender and having delivered to the Debtor a deposit against the applicable purchase price to be paid under the applicable Stalking Horse Agreement in an amount not less than 10% of such purchase price (or guaranteed amount), and each such Stalking Horse Agreement to be in form and substance acceptable to the Lender;

(iv) not later than sixteen (16) days following the Store Sale Process Commencement Date, the Borrower shall file one or more sale motions seeking approval of the sale of all or substantially all of the Store Assets, together with each of the executed Stalking Horse Agreements;

[1]	In the event that any date required for any action described in these Store Sale Milestones falls on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day.

(v) not later than twenty-five (25) days following the Store Sale Process Commencement Date, the Borrower shall conduct auctions for the sale of all or substantially all of the Store Assets (the “Auction(s)”);

(vi) not later than twenty-seven (27) days following the Store Sale Process Commencement Date, the Bankruptcy Court shall have entered one or more orders (the “Sale Orders”) approving the Store Sales to the winning bidder(s) pursuant to the Auction(s); and

(vii) not later than twenty-eight (28) days following the Store Sale Process Commencement Date, the Borrower shall have consummated the Store Sales with the winning bidder(s) from the Auction(s) and shall have received the purchase price(s) (or initial installment on account of guaranteed amounts) payable in respect thereof.

B. In the event that application of the net proceeds of the Store Sales to the outstanding balance of the Obligations (including for this purpose a reasonable cash reserve to be held by the Lender to satisfy any pending or future indemnification obligations of the Borrower, if required by Lender), yields a deficiency in an amount not in excess of $1,000,000, then Borrower shall deliver to Lender for Lender’s approval (i) within five (5) days following the closing of the Store Sales, a revised Budget reflecting the sale of the Store Assets and Borrower’s ongoing cash needs, and (ii) within forty-five (45) days following the closing of the Store Sales, a proposal describing in reasonable detail Borrower’s plan to generate cash to repay the balance of the Obligations. Borrower and Lender shall negotiate in good faith regarding Borrower’s plan to repay the balance of the Obligations as expeditiously as reasonably practicable under the circumstances. In the event that either (x) Borrower and Lender cannot agree on such plan, or (y) the outstanding balance of the Obligations (including any such reasonable reserve required by the Lender) exceeds $1,000,000, then (1) Borrower shall, within five (5) Business Days following Lender’s written notice to Borrower engage an investment banking firm, real estate broker and/or other sales professionals acceptable to Lender (unless the Borrower has previously engaged such a professional that it intends to utilize for such task and which is acceptable to Lender) for the purpose of selling the remaining assets of the Borrower (such engagement to be subject to approval of the Bankruptcy Court, which the Borrower agrees to obtain as soon as the Court’s calendar shall permit), (2) such investment banker, real estate broker or other sales professional shall, within fifteen (15) Business Days following such engagement deliver to the Borrower and the Lender recommendations with respect to the marketing and sale of such remaining assets, and (3) the outstanding balance of the Obligations shall be required to be paid in full no later than November 15, 2012.”

1.4 Interest on Revolving Credit Loans. Section 2.11(a) of the Loan Agreement is hereby amended as follows:

“(a) Except as set forth in Section 2.11(b) and 2.11(c), each Revolving Credit Loan shall bear interest at a per annum rate equal to the greater of (x) the Base Rate plus the Base Rate Margin and (y) six percent (6%), as determined based upon a 360-day year and actual days elapsed.”

1.5 Closing Stores. Article IV of the Loan Agreement is hereby amended to add the following section:

“4.31 For Borrower’s retail stores for which Borrower has not by June 4, 2012 obtained stipulations executed by the applicable landlords agreeing to extend the Debtor’s time period to assume or reject the leases for such stores (the “365(d)(4) Period”) through a date not earlier than November 15, 2012 and which have been approved by the Bankruptcy Court (“Lease Extensions”), Borrower will, (i) no later than June 4, 2012, for any retail store as to which the 365(d)(4) Period will expire on or prior to September 8, 2012 (each a “June Closing Store”), or (ii) no later than August 6, 2012, for any retail store as to which the 365(d)(4) Period will expire after September 8, 2012 but on or prior to November 14, 2012 (each an “August Closing Store”), commence to transfer the inventory located at such stores to Borrower’s distribution center and/or other Borrower store locations for which Lease Extensions are in place, with all such inventory transfers to be completed by June 30, 2012 for the June Closing Stores, and by August 31, 2012 for the August Closing Stores. Lender shall be afforded the opportunity to observe and monitor all such inventory transfers and, in Lender’s reasonable discretion, establish appropriate Availability Reserves to account for potential shrinkage, damage and other risks associated with the transfer of such Collateral. Borrower shall reject the leases and surrender possession to the applicable landlords (x) for the June Closing Stores, effective on or prior to June 30, 2012, and (y) for the August Closing Stores, effective on or prior to August 31, 2012.”

1.6 Financial Covenants. Article V of the Loan Agreement is hereby amended to add the following new sections 5.13 and 5.14:

“5.13 Minimum Liquidity/Net Availability. Borrower shall maintain Liquidity (i) for each week ending during the first three weeks following the Fifth Amendment Effective Date, of not less than 80% of the projected Net Availability for such week as set forth in the Budget; and (ii) for each Test Period ending thereafter, of not less than 85% of the projected Net Availability for such Test Period as set forth in the Budget.”

“5.14 Minimum Sales. Borrower shall achieve sales (net of sales taxes) (i) for each week ending during the first three weeks following the Fifth Amendment Effective Date, of not less than 80% of projected sales for such week as set forth in the Budget; and (ii) for each Test Period ending thereafter, of not less than 85% of the projected sales for such Test Period as set forth in the Budget.”

1.7 Amendment Fee. In consideration of the agreements of the Agent and the Lenders under this Fifth Amendment, the Borrower agrees to pay to Agent, for the account of the Lenders, an amendment fee in the amount of $75,000 (the “Amendment Fee”), which fee shall be fully earned and due and payable in cash on the Fifth Amendment Effective Date. Borrower acknowledges and agrees that Agent and Lenders are authorized, in their sole discretion, to pay the Amendment Fee through the Lenders initiating a Revolving Credit Loan under the Loan Agreement on the Fifth Amendment Effective Date.

2. RELEASE.

2.1 Release of Pre-Petition Claims. Borrower hereby confirms, reaffirms, and restates the releases set forth in Section 9.1 of the Ratification Agreement as of the date of execution of this Fifth Amendment by Agent and Borrower, and acknowledges that such releases shall fully inure to the benefit of Agent and Lenders (each as a successor-in-interest to Wells Fargo) and their respective successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, and other representatives.

2.2 Releases Generally.

(a) Borrower understands, acknowledges, and agrees that the releases set forth in the Ratification Agreement and reaffirmed above as of the date of execution of this Fifth Amendment by Agent and Borrower, may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit, or other proceeding that may be instituted, prosecuted, or attempted in breach of the provisions of such releases.

(b) Borrower agrees that no fact, event, circumstance, evidence, or transaction that could now be asserted or that may hereafter be discovered shall affect in any manner the final and unconditional nature of the releases set forth in the Ratification Agreement and reaffirmed above and, when made.

3. CONDITIONS PRECEDENT.

The effectiveness of this Fifth Amendment, and Agent’s and Lenders’ obligation to extend to Borrower further Revolving Credit Loans, advances, or other financial accommodations under the Loan Documents, shall be subject to satisfaction, as determined by Agent, of the following conditions precedent (which, with respect to further Revolving Credit Loans and other financial accommodations, shall be continuing conditions precedent):

(a) The receipt by Agent of an original (or electronic copy) of the Fifth Amendment, duly authorized, executed, and delivered by Borrower, Agent and Lenders;

(b) Issuance by the Bankruptcy Court of an Order approving the Fifth Amendment in form acceptable to the Agent and Lenders;

(c) Receipt and approval by Agent and Lenders of a revised Budget;

(d) Receipt by Agent of evidence, reasonably satisfactory to Agent, that Borrower has obtained Lease Extensions for no less than 20 of Borrower’s ongoing store locations;

(e) Borrower shall furnish to Agent and Lenders all financial information, projections, business plans, cash flows, and such other information as Agent and Lenders shall reasonably request from time to time;

(f) No trustee, examiner, or receiver or the like shall have been appointed or designated with respect to Borrower, as debtor and debtor-in-possession, or its business, properties, and assets and no motion or proceeding shall be pending seeking such relief;

(g) Other than the voluntary commencement of the Chapter 11 Case, no material impairment of the priority of Agent’s and Lenders’ security interests in the Collateral shall have occurred from the date of the latest field examinations of Agent and Lenders to the Fifth Amendment Effective Date; and

(h) Except for the Existing Defaults, no Event of Default shall have occurred or be existing under any of the Loan Documents. The Borrower hereby acknowledges and agrees that (i) existing Events of Default have not, as of the Fifth Amendment Effective Date been waived and will continue as outstanding after the Fifth Amendment Effective Date; and (ii) the Lenders are not, by the Fifth Amendment waiving the existing Events of Default, or any of their rights, powers, or remedies with respect thereto; and (iii) the Lenders hereby expressly reserve all of their rights, remedies, and powers under the Loan Documents, at law, in equity, or otherwise;

(i) Borrower shall have paid to Agent, for the account of the Lenders, the Amendment Fee.

4. MISCELLANEOUS.

4.1 Amendments and Waivers. Neither this Fifth Amendment nor any other instrument or document referred to herein or therein may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge, or termination is sought. The Lenders are not, by this Fifth Amendment waiving the existing Events of Default, or any of their rights, powers, or remedies with respect thereto. The Lenders hereby expressly reserve all of their rights, remedies, and powers under the Loan Documents, at law, in equity, or otherwise.

4.2 Further Assurances. Borrower shall, at its expense, at any time or times duly execute and deliver, or shall use its best efforts to cause to be duly executed and delivered, such further agreements, instruments, and documents, including, without limitation, additional security agreements, collateral assignments, UCC financing statements or amendments or continuations thereof, landlord’s or mortgagee’s waivers of liens and consents to the exercise by

Agent and Lenders of all the rights and remedies hereunder, under any of the Loan Documents or applicable law with respect to the Collateral, and do or use its best efforts to cause to be done such further acts as may be reasonably necessary or proper in Agent’s opinion to evidence, perfect, maintain, and enforce the security interests of Agent and Lenders, and the priority thereof, in the Collateral and to otherwise effectuate the provisions or purposes of the Fifth Amendment, any of the Loan Documents.

4.3 Headings. The headings used herein are for convenience only and do not constitute matters to be considered in interpreting the Fifth Amendment.

4.4 Counterparts. The Fifth Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of the Fifth Amendment by electronic mail (PDF), telefacsimile, or other method of electronic transmission shall have the same force and effect as the delivery of an original executed counterpart of the Fifth Amendment. In making proof of the Fifth Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the Parties.

4.5 Additional Events of Default. The Parties acknowledge, confirm, and agree that the failure of Borrower to comply with any of the covenants, conditions, and agreements contained herein or in any other agreement, document, or instrument at any time executed by Borrower in connection herewith shall constitute an Event of Default under the Loan Documents.

4.6 Costs and Expenses. In addition to all other fees and expenses payable by the Borrower to Agent and Lenders under the Loan Documents, the Borrower shall reimburse Agent and Lenders for all costs and expenses, including reasonable actual and reasonable legal fees and expenses, incurred by Agent or any Lender in the structuring, negotiation, arrangement, or preparation of the Fifth Amendment, the Second Supplemental Order, the Loan Documents, and the agreements, documents, and/or instruments to be executed in connection herewith or contemplated hereby. Agent shall provide Borrower, the Office of the United States Trustee, and any statutory committee appointed in the Chapter 11 Case with copies of invoices for all such fees and expenses, redacted as necessary to remove any attorney-client privileged information. Borrower, the Office of the United States Trustee, and any statutory committee appointed in the Chapter 11 Case shall have the right to object to reimbursement by the Debtor of any such fees and expenses within seven (7) days of receipt of such invoices therefor. Any such fees and expenses not objected to within such seven (7) day period shall be added to the Post-Petition Liabilities and shall be payable in accordance with the terms of the Loan Documents.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused the Fifth Amendment to be duly executed as of the day and year first above written.

SALUS CAPITAL PARTNERS, LLC

By:	/s/ Kyle C. Shonak
Name: Kyle C. Shonak
Title: Senior Vice President

ROOMSTORE, INC.

By:	/s/ Lewis M. Brubaker, Jr.
Name: Lewis M. Brubaker, Jr.
Title: Senior Vice President and CFO

[Signature Page to Fifth Amendment to Loan and Security Agreement]